                                       FILED PURSUANT TO RULE NO. 424(B)(3)
                                       REG. NO. 333-47261

PROSPECTUS SUPPLEMENT NO. 9
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement No. 9 supplements and amends the Prospectus dated May 14, 1998, as it has previously been supplemented by Prospectus Supplements dated June 5, 1998, June 25, 1998, July 13, 1998, July 23, 1998, August 12, 1998, September 8, 1998, October 8, 1998, and November 6, 1998. The initial May 14, 1998 Prospectus and all nine Prospectus Supplements constitute the current Prospectus.

     The Prospectus relates to: (1) the 5 1/4% Convertible Quarterly Income Preferred Securities (The Preferred Securities represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I.); and
(2) the shares of common stock of Newell Co. that may be issued on conversion of the Preferred Securities.

     The Selling Holder Table in the Prospectus is amended so that the following line items read as follows:

                                                                                           SHARES OF COMPANY
                                                                       NUMBER OF              COMMON STOCK
                                                                  PREFERRED SECURITIES       ISSUABLE UPON
                                                                       OWNED AND             CONVERSION OF
                        NAME OF SELLING HOLDER                       OFFERED HEREBY       PREFERRED SECURITIES
                        ----------------------                    --------------------    --------------------
 50.  Goldman, Sachs & Co.......................................         219,670                 216,703
 91.  Merrill Lynch Pierce Fenner & Smith Inc...................          16,572                  16,348
      Total.....................................................       9,949,949               9,815,549
                      Additionally, the following new line items are hereby added to the Selling Holder Table:
203.  ABN-AMRO Incorporated.....................................          93,900                  92,632
204.  Atlantic Trust Co. .......................................           3,250                   3,206
205.  FMB Trust Company, NA FBO Louis & Irving Blum
      Foundation................................................           3,000                   2,959
206.  Mercantile-Safe Deposit and Trust Company.................          49,925                  49,251

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
---------------------
* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

          The date of this Prospectus Supplement is December 8, 1998.